EXHIBIT 99.3

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Declares Quarterly Cash Dividend

WARRENDALE, Pa., August 16, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that its Board of Directors has declared a quarterly cash dividend of $0.1125 per share payable on October 6, 2006 to stockholders of record at the close of business on September 22, 2006.

American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 816 stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. A new branded intimates line under the name "aerie by American Eagle" arrived in American Eagle stores this Fall. The assortment includes a complete line of bras, undies and dormwear designed for American Eagle's core 15 to 25 year-old customer. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660